SECURITY AGREEMENT
Debtor:	Secured Party:

Blackboxstocks Inc.	Pepperwood Capital Partners, LLC
5430 LBJ Freeway,	1909 Woodall Rogers
Suite 1485	Suite 590
Dallas, Texas 75240	Dallas, Texas 75201

THIS SECURITY AGREEMENT (this "Agreement") is entered into this 29th day of April, 2016, by and between Blackboxstocks Inc., a Nevada corporation with its principal place of business located at the address set forth above ("Debtor"), and Pepperwood Capital Partners, LLC, a Texas limited liability company ("Secured Party"). Concurrently herewith, Debtor has executed a Secured Promissory Note of even date herewith (the "Secured Promissory Note"), in the original principal amount of $50,000.00.
1. Security Interest and Indebtedness. Debtor hereby pledges and assigns to the Secured Party, and grants to the Secured Party a continuing lien on and security interest in, all of the Debtor's right, title and interest in, to and under all the Debtor's assets and personal property, whether now or hereafter existing or presently owned or hereafter acquired or arising and wherever located, of every kind and description, tangible or intangible (collectively, the "Collateral"), including, without limitation, all general intangibles, accounts, chattel paper, deposit accounts, documents, equipment, fixtures, goods, instruments, inventory, investment property, letter-of-credit rights and any commercial tort claims hereafter identified by the Debtor in any authenticated record delivered to the Secured Party, and all supporting obligations, products, proceeds, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of or arising from or relating to any of the foregoing and all books, correspondence, files and other records, including, without limitation, all tapes, desks, cards, software, data and computer programs in the possession or under the control of the Debtor or any person from time to time acting for the Debtor, in each case, to the extent of the Debtor's rights therein, that at any time evidence or contain information relating to any of the foregoing or are otherwise necessary or helpful in the collection or realization thereof, in each case howsoever the Debtor's interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).  The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following obligations (collectively, referred to herein as "Indebtedness," whether now existing or hereafter incurred, whether arising before or after any filing of a petition in bankruptcy or the commencement of any insolvency proceeding and including all interest accrued after any such filing or commencement): (a) the payment by the Debtor, as and when due and payable (by scheduled maturity, required prepayment, acceleration, demand or otherwise), of all amounts from time to time owing by it in respect of the Secured Promissory Note; and (b) the due and prompt and full payment, performance and observance by the Debtor of (i) all indebtedness, obligations and liabilities that the Debtor may at any time now or hereafter owe to the Secured Party, whether direct or indirect, absolute or contingent, whether on open accounts or otherwise, (ii) all liabilities and/or amounts that the Secured Party may now or hereafter incur or pay or advance at any time in connection with the Secured Promissory Note, or any other loan documents, including for taxes, levies, insurance, repairs, maintenance or other protection with respect to the Collateral, and (iii) all costs and expenses that the Secured Party may incur in enforcing or protecting its rights under the Secured Promissory Note, including with respect to the Collateral or the indebtedness secured by the Collateral, including attorneys' fees.

2. Representations and Warranties. Debtor represents and warrants to Secured Party that (a) Exhibit A hereto correctly identifies Debtor's legal name, type of organization, state of organization, and, if required for the financing statement, state organizational number and/or federal tax identification number; (b) Debtor has the right to grant a security interest in the Collateral; (c) there are no effective liens, security interests or encumbrances against the Collateral except as described on Exhibit B hereto; (d) Debtor is legally formed and validly existing; (e) the execution and performance of this Agreement have been authorized by all necessary corporate, shareholder, membership and/or partnership action and do not violate any provision of Debtor's organizational documents or applicable law; and (f) the Indebtedness is incurred only for, and the Collateral is to be used only for, commercial purposes and not for personal, family or household purposes.
3. Debtor's Covenants. Until the Indebtedness has been paid in full, Debtor shall (i) keep the Collateral free from any other effective lien; (ii) promptly advise Secured Party of any event or circumstance which can reasonably be expected to have a material adverse effect on the Collateral; (iii) to the extent not being contested in the Debtor's good faith, pay when due all taxes and similar obligations that might result in a lien on the Collateral if not paid; and (iv) execute additional documents and take such other actions (at Debtor's expense) as Secured Party may reasonably request from time to time to implement or evidence the terms of this Agreement.
4. Perfection and Protection of Collateral. Debtor hereby authorizes Secured Party to file financing statements in all applicable filing offices (a) indicating the Collateral (i) as all accounts of the Debtor or words of similar effect, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the UCC (hereinafter defined). Debtor shall execute, obtain, deliver and (if applicable) file or record all financing statements, correction statements and notices, and use Commercially Reasonable Efforts to obtain consents, control agreements, landlords' waivers, acknowledgments and other documents, and take all other actions that Secured Party may deem necessary or advisable to perfect or protect Secured Party's security interest in the Collateral against the interests of third parties. Debtor agrees to pay, on demand, all costs, taxes and fees payable in connection with any such filings, recordings, notices or other actions. Debtor shall give Secured Party written notice on or before ninety (90) days after changing its name or structure, or state of organization, and in each case shall (at Debtor's expense) promptly take all steps necessary or advisable to preserve continuously the perfection and priority of Secured Party's security interests in the Collateral.
5. Events of Default; Remedies. "Event of Default" shall have the meaning given to it in the Secured Promissory Note.  Upon the continuance of any Event of Default, and at any time thereafter, at Secured Party's option, the Indebtedness shall become immediately due and payable (with interest thereon from the date of demand as provided in the Secured Promissory Note) without presentment or demand or any notice to Debtor or any other person obligated thereon, and Secured Party shall be entitled to exercise any or all of the rights and remedies available at law or in equity, including the rights and remedies of a secured party under the Uniform Commercial Code as in effect on the date hereof in the State of Texas (the "UCC"). These remedies include the right and power to take possession of the Collateral, wherever it may be found, or otherwise collect, enforce, dispose of or use all or any portion of the Collateral in any manner authorized or permitted under the UCC, in such order or manner as Secured Party may elect in his sole discretion.

6. General Authority. Secured Party shall be under no obligation or duty to exercise any of the powers hereby conferred upon Secured Party, and shall have no liability for any act or failure to act in connection with any of the Collateral (including any diminution in the value of the Collateral from any cause whatsoever). Secured Party shall be under no duty to collect any amount that may be or become due on any of the Collateral, to redeem or realize on the Collateral, to make any presentments, demands or notices of protest in connection with any of the Collateral, to take any steps necessary to preserve rights in any instrument, contract or lease against third parties or to preserve rights against prior parties, to remove any liens or to do anything for the enforcement, collection or protection of the Collateral, except to the extent, if any, that the UCC requires Secured Party to use reasonable care with respect to the Collateral while in his possession.
7. Debtor Waivers. Except as expressly provided herein, and to the fullest extent permitted by law, Debtor hereby waives presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all accounts, contract rights, documents, instruments, general intangibles, chattel paper and guaranties at any time held by Secured Party on which Debtor may in any way be liable and hereby ratifies and confirms whatever Secured Party may do in this regard; notice prior to taking possession or control of the Collateral or any bond or security that might be required by any court before allowing Secured Party to exercise any of Secured Party's remedies, and any right to require Secured Party to prepare the Collateral for sale; any marshalling of assets, or any right to compel Secured Party to resort first or in any particular order to any other collateral or other persons before enforcing his rights as to the Collateral or pursuing Debtor for payment of the Indebtedness; the benefit of all valuation, appraisement and exemption laws; and any claims and defenses based on principles of suretyship or impairment of collateral.
8. General Provisions.
(a) Notices. All notices and communications required under this Agreement shall be communicated as provided for in the Secured Promissory Note.
(b) Successors and Assigns. Debtor shall not assign its rights or delegate its duties under this Agreement. Debtor's covenants and agreements herein shall bind Debtor's successors and assigns, and those who become bound to this Agreement, and shall inure to the benefit of Secured Party and his successors and assigns. Secured Party may assign the Indebtedness to one or more assignees on such terms and conditions as Secured Party shall deem advisable. As to any such assignee, Debtor waives and will not assert any claims, setoffs, recoupments or defenses that Debtor may have against Secured Party.

(c) Amendments and Waivers. This Agreement may not be modified or amended except in writing signed by Debtor and Secured Party, and none of its provisions may be waived except in writing signed by Secured Party. No waivers shall be implied, whether from any custom or course of dealing or any delay or failure in Secured Party's exercise of his rights and remedies hereunder or otherwise. Any waiver granted by Secured Party shall not obligate Secured Party to grant any further, similar, or other waivers.
(d) Remedies. All remedies provided to Secured Party herein are cumulative, in addition to all other remedies available to Secured Party under this Agreement or any other agreement, at law or in equity or otherwise, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.
(e) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas (without regard to its rules on conflicts of laws).
(f) Usury. The parties intend that the interest charged, paid or collected hereunder or on the Indebtedness shall not in any event exceed the maximum permissible rate under applicable law. Any excess interest will be applied to reduce the principal amount of the Indebtedness or repaid to Debtor.
(g) Defined Terms; UCC Terms. In addition to other words and terms defined in this Agreement (including the Exhibits), the following terms have the following meanings herein, unless the context expressly requires otherwise. The term "business day" means any day other than a Saturday, Sunday or day on which commercial banks are authorized to close under the laws of the State of Texas. The term "Commercially Reasonable Efforts" means efforts that are commercially reasonable but in no event require the making of material payments or material concessions in exchange for such consent. The term "Loan Documents" means any agreement evidencing or securing any Indebtedness. The term "person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government (or any agency or political subdivision thereof) or any other form of entity. The terms "includes" and "including" and words of similar import are inclusive and not exclusive terms, and are not intended to create any limitation. All defined terms apply to both singular and plural forms, and all references to any gender include all other genders. Terms used in this Agreement that are defined in Article 9 of the UCC (as in effect on the date hereof) shall have the same meanings herein. If Debtor is a partnership or an unincorporated association of more than one person, the term "Debtor" refers to each partner and/or each such person, jointly, severally and individually. All defined terms and references as to any agreements, notes, instruments, certificates or other documents shall be deemed to refer to such documents as they may from time to time be amended, modified, renewed, extended, replaced, restated, supplemented or substituted. Unless otherwise provided, all references to statutes and related regulations shall include any amendments thereof and any successor statutes and regulations.
(h) Captions; Exhibits; Severability. The captions in this Agreement are for convenience only, and in no way limit or amplify the provisions hereof. All Exhibits and Schedules attached hereto are by reference made a part hereof, and this Agreement governs in case of any conflict. This Agreement is severable, and the invalidity of any provision shall not affect any other provision hereof.

9. Entire Agreement. This Agreement represents the entire agreement between Secured Party and Debtor with respect to the subject matter hereof, superseding any and all other agreements, promises or representations.
[Signature Page Follows]

ENTERED INTO as of the date first written above.

Debtor:	Secured Party:

Blackboxstocks Inc.	Pepperwood Capital Partners, LLC

By: ___________________________	By: ________________________________
Gust C. Kepler	Name: ______________________________
President	Title: _______________________________

EXHIBIT A
DEBTOR INFORMATION
Debtor's Legal Name and Address:	Blackboxstocks Inc. 5430 LBJ Freeway, Suite 1485 Dallas, Texas 75240

Debtor's Form of Entity:	Corporation

Debtor's State of Organization:	Nevada

Debtor's State Entity Number:	E0547532011-0

Federal Tax Identification Number:	45-3598066

EXHIBIT B
EXISTING LIENS AGAINST THE COLLATERAL